SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, (Amendment No. )


Filed by the registrant  [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMCOL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                        AMCOL INTERNATIONAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Items 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transactions applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A (4) Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee is paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, schedule or registration statement number: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                         AMCOL INTERNATIONAL CORPORATION

             Annual Meeting of Shareholders to be held May 11, 1999


     As a shareholder of AMCOL International Corporation, I acknowledge receipt of Notice of Annual Meeting and accompanying Proxy Statement and appoint John Hughes, Lawrence E. Washow and Paul C. Weaver, or any one of them, to vote all shares of stock of AMCOL International Corporation that I am entitled to vote, at the Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999, at 11:00 a.m., Central Daylight Savings Time, and at any adjournments thereof, at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143.

1. The election of Clarence O. Redman, Paul G. Shelton and Audrey L. Weaver as Class I Directors;

               FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN IN THE SPACE BELOW:

               ______________________________________________________________

               WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

2. The proposal ratifying the appointment of KPMG LLP as independent auditors for 1999;

     FOR                              AGAINST                          ABSTAIN

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN ITEM (1) AND FOR ITEM (2). IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

           This Proxy Is Solicited on Behalf of the Board of Directors

     You are urged to mark, sign and return your proxy promptly in the enclosed self-addressed, postage-paid (if mailed in the United States) envelope.

          Dated _________________________________________, 1999

          ______________________________________________________________________
          SIGNATURE OF SHAREHOLDER

          ______________________________________________________________________
          SIGNATURE OF SHAREHOLDER

          When signing the proxy, please date it and take care to have the signature agree to the shareholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

CONTROL NUMBER

                               VOTE BY TELEPHONE

                Call * * Toll Free * * On a Touch Tone Telephone
                                 1-888-297-9637
                    There is NO CHARGE to you for this call.
         The Board of Directors encourages you to use this inexpensive, time saving method to vote.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number, which is located in the box on the left side of this form.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
Press 1
_________WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1-THANK YOU FOR VOTING

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
     _________ To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

     Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0 _________WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1-THANK YOU FOR VOTING.

             If you vote by telephone, DO NOT mail back your proxy.

                         AMCOL INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 11, 1999

To Our Shareholders:

     The Annual Meeting of Shareholders of AMCOL International Corporation, a Delaware corporation (the "Company"), will be held at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143, on Tuesday, May 11, 1999, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

1. To elect three (3) directors for a three-year term or until their successors are elected and qualified;

2.   To ratify the appointment of KPMG LLP as independent auditors for 1999; and

3.   To transact such other business as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 19, 1999, will be entitled to vote at the Annual Meeting. It is important that you cast your vote, since a majority is required to constitute a quorum.

     Please mark, sign, date and mail the proxy card in the enclosed self-addressed, postage-paid envelope, or vote by telephone in accordance with the instructions provided. By doing so, you ensure that your shares will be voted as you direct, even if you can't attend the meeting. You also can cancel your proxy for any reason, either by writing the Company before the meeting, or by voting in person at the meeting. Thank you for your interest and cooperation.

                                        By Order of the Board of Directors,



                                        Clarence O. Redman
                                        Secretary

Arlington Heights, Illinois
March 29, 1999

                               TABLE OF CONTENTS

Introduction..................................................................1

Questions and Answers About Voting............................................1

Beneficial Owners of More Than 5% of AMCOL's Stock............................3

Directors' and Executive Officers' Ownership of AMCOL Stock...................4

Nominees for the Board of Directors...........................................6

Proposed Ratification of Independent Auditors.................................7

Named Officer Compensation

     Summary Compensation Table...............................................8

     Option Grants in Last Fiscal Year........................................9

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values...10

     Pension Plans............................................................10

     Change in Control Arrangements...........................................11

Information About Continuing Members of the Board.............................13

     Board Committee Membership Roster and Meetings...........................14

     Director Compensation....................................................15

Compensation Committee Report on Executive Compensation.......................15

Stock Performance Graph.......................................................18

Section 16(a) Beneficial Ownership Reporting Compliance.......................19

                         AMCOL INTERNATIONAL CORPORATION

                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
                                 (847) 394-8730

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                           To Be Held on May 11, 1999

                                  INTRODUCTION

     The Board of Directors of AMCOL International Corporation (the "Company") is soliciting proxies for voting at its Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999, at 11:00 a.m., Central Daylight Savings Time, and any adjournment thereof ("Annual Meeting"), at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143.

     The cost of proxy solicitation will be paid by the Company. In addition to using mail, certain employees of the Company may devote part of their time (but will not be specifically paid) to solicit by facsimile, telephone or in person.

     This proxy statement was first mailed or delivered to shareholders on or about March 29, 1999.

                       QUESTIONS AND ANSWERS ABOUT VOTING

                           Who Has the Right to Vote?

     The holders of the Company's Common Stock at the close of business on March 19, 1999, are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date. The vote can be made in person or by proxy, using the enclosed proxy card or by telephone.

                              What am I voting on?

     You are voting to elect three directors (Clarence O. Redman, Paul G. Shelton and Audrey L. Weaver) and to ratify the appointment of KPMG LLP as independent auditor for 1999.

                           What constitutes a quorum?

     A majority of the outstanding shares of the Company's Common Stock must be represented in person or by proxy to constitute a quorum at the Annual Meeting. As of March 19, 1999, the Company had 26,751,877 shares of Common Stock outstanding. A broker non-vote is not counted in determining voting results. If a shareholder elects to abstain on any matter, it has the same legal effect as a vote "AGAINST" the matter.

                                 How do I vote?

     You can vote by telephone. The phone number is on the proxy voting instructions. Otherwise, you can return your signed proxy card to us before the Annual Meeting, and your shares will be voted as you indicate. Please vote by telephone or in writing, but only vote once. You can either approve, reject or not vote for each proposal. You also can vote for all, some or none of the nominees for director. If you don't specify a vote on a proposal, your proxy will be voted "FOR" all nominees for director and "FOR" ratification of KPMG LLP as independent auditors.

     You may cancel your proxy at any time before the meeting by writing to the Secretary of the Company, AMCOL International Corporation, One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois, 60004-7803; or you may do so personally at the Annual Meeting.

                             Who will vote my proxy?

     Mr. John Hughes, Mr. Lawrence E. Washow and Mr. Paul C. Weaver will vote your shares in accordance with your instructions.

                              Who counts the votes?

     A representative of Harris Trust and Savings Bank, the Company's transfer agent, will count the votes. This representative, plus one of the directors of the Company, will act as inspectors of election.

         When are shareholder proposals for the 2000 annual meeting due?

     To make a proposal to be included in the proxy statement for the 2000 Annual Meeting, you must submit your written request to the Company by December 1, 1999.

     According to the Company's by-laws, shareholder proposals for business, including director nominations, to be conducted at any Annual Meeting of shareholders (but which will not be included in the Company's proxy materials) must comply with the notice procedures outlined in the by-laws. Generally, such proposals must be received by the Company between February 11, 2000, and March 12, 2000. For a free copy of the Company by-laws, shareholders should write to the Corporate Secretary.

               BENEFICIAL OWNERS OF MORE THAN 5% OF AMCOL'S STOCK

     The following table sets forth all persons known to be the beneficial owner of more than 5% of the Company's Common Stock as of February 22, 1999.

                             Name and Address of                                     Number of           Percent
                               Beneficial Owner                                      Shares and          of Class
                                                                                     Nature of
                                                                                     Beneficial
                                                                                   Ownership (1)
Harris Trust and Savings Bank................................................   3,101,751     (2)         11.60%
     Paul Bechtner Trust
     111 West Monroe Street
     Chicago, Illinois  60690
Everett P. Weaver............................................................   3,119,751     (3)(4)      11.66%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803
William D. Weaver............................................................   4,164,539     (3)(5)      15.57%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2) Voting and investment power are shared by the trustees of this trust. See note (3) below.

(3) Includes 3,101,751 shares held in the Paul Bechtner Trust as to which Messrs. Everett P. Weaver, William D. Weaver and the Harris Trust and Savings Bank are co-trustees and share voting and investment power.

(4) Includes 18,000 shares in a trust as to which voting and investment power are shared with Mr. Weaver's wife.

(5) Includes 615,570 shares held in a living trust and 43,300 shares in a charitable remainder unit trust as to which Mr. Weaver exercises sole voting and investment power. Also includes 6,450 shares held by his wife, 218,550 shares held in his wife's living trust, 45,000 shares held by his wife as trustee for the benefit of her brother, and 60,860 shares held by his wife for the benefit of their grandchildren as to which Mr. Weaver may be deemed to share voting and investment power.

           DIRECTORS' AND EXECUTIVE OFFICERS' OWNERSHIP OF AMCOL STOCK

     The following table sets forth, as of February 22, 1999, shares beneficially owned by: (i) each director and nominee; (ii) the Chief Executive Officer; (iii) the four other most highly compensated executive officers; and
(iv) as a group, such persons and other executive officers.

                                 Beneficial Owner                                     Number of          Percent
                                                                                     Shares and           of Class
                                                                                      Nature of
                                                                                     Beneficial
                                                                                    Ownership (1)
    Arthur Brown..............................................................           26,946                  *
    Robert E. Driscoll, III...................................................          405,295              1.48%
    Raymond A. Foos...........................................................           76,282                  *
    John Hughes...............................................................          758,033              2.77%
    James A. McClung..........................................................            1,000                  *
    Jay D. Proops.............................................................           40,000                  *
    C. Eugene Ray.............................................................          108,346                  *
    Clarence O. Redman........................................................           63,088                  *
    Paul G. Shelton...........................................................          459,551              1.68%
    Dale E. Stahl.............................................................           25,500                  *
    Lawrence E. Washow........................................................          476,047              1.74%
    Audrey L. Weaver..........................................................          648,916              2.37%
    Paul C. Weaver............................................................          382,720              1.40%
    Frank B. Wright, Jr.......................................................           27,064                  *
    Gary L. Castagna..........................................................           55,097                  *
    All of the above and other executive
         officers as a group (19 persons).....................................        3,248,201             11.86%

* Percentage represents less than 1% of the total shares of Common Stock outstanding as of February 22, 1999.

(1)  Nature of beneficial ownership is set forth on Page 5.

                                                        Nature of Beneficial Ownership (Shares Held) as of February 22, 1999
Beneficial Owner      Directly (1) In the    In          As Trustee  As         By       As Trustee  As Trustee  Subject to   Total
                                   Company's Limited     or          Custodian  Family   of the      of the      Options
                                   Savings   Partnership Co-Trustee             Members  Company's   Company's   Exercisable
                                   Plan (2)                                              Pension     Savings     in 60 Days
                                                                                         Plan (4)    Plan (4)
Arthur Brown             23,400          -         -          -           -           -        -          -        3,546      26,946
Robert E. Driscoll, III  30,000          -   371,295 (3)  4,000           -           -        -          -            -     405,295
Raymond A. Foos          67,736          -         -          -           -       5,000        -          -        3,546      76,282
John Hughes             266,230     11,102         -          -           -      42,278  217,500     56,010      164,463     758,033
James A. McClung          1,000          -         -          -           -           -        -          -            -       1,000
Jay D. Proops            24,000          -    10,000          -           -           -        -          -        6,000      40,000
C. Eugene Ray            61,150          -         -          -           -      20,250        -          -       26,946     108,346
Clarence O. Redman       25,374     14,314         -          -           -           -        -          -       23,400      63,088
Paul G. Shelton          60,535     20,473         -          -      14,492         935  217,500     56,010       89,606     459,551
Dale E. Stahl            19,500          -         -          -           -           -        -          -        6,000      25,500
Lawrence E. Washow       70,143     13,165         -          -       7,500           -  217,500     56,010      111,729     476,047
Audrey L. Weaver        644,970          -         -          -           -       3,946        -          -            -     648,916
Paul C. Weaver          318,876          -         -     30,638           -      31,706        -          -        1,500     382,720
Frank B. Wright, Jr.      1,350     18,079         -          -           -           -        -          -        7,635      27,064
Gary L. Castagna          2,733      3,914         -          -           -           -        -          -       48,450      55,097
All Directors         1,651,374    145,449   381,295     34,638      21,992     104,565  217,500     56,010      635,378   3,248,201
    and Executive Officers

(1) Includes shares held in joint tenancy with spouses for which voting rights may be shared.
(2)  With the exception of Mr. Redman's  shares,  which are held in the Clarence
     O. Redman PC Savings  Plan,  the shares are held in the  Company's  Savings
     Plan.
(3)  Mr. Driscoll is a general partner.
(4)  Messrs. Hughes, Shelton and Washow share voting rights.

                                     ITEM 1

                       NOMINEES FOR THE BOARD OF DIRECTORS

     It is intended that the shares represented by the enclosed proxy will be voted, unless votes are withheld in accordance with the instructions contained in the proxy, for the election of the three (3) nominees for Director named below. In the event that any nominee for Director should become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event such shares will be voted for such substitute nominees. Provided a quorum is present, the affirmative vote by the holders of a majority of the shares of the Common Stock represented at the Annual Meeting, in person or by proxy, is required for the election of each nominee.

                        Information Concerning Nominees

                                                                                      CLASS I
                                            (Term expiring in 2002)
Name                                           Director
                                     Age        Since       Principal Occupation for Last Five Years
Clarence O. Redman..............     56          1989       Secretary of the Company. Also, of counsel to Lord,
                                                            Bissell & Brook since October 1997, the law firm that
                                                            serves as Corporate Counsel to the Company; prior
                                                            thereto, he was the sole shareholder and President of
                                                            Clarence Owen Redman, Ltd., a corporate partner of the
                                                            law firm of Keck, Mahin & Cate. Mr. Redman and his
                                                            professional corporation also served as Chief Executive
                                                            Officer of Keck, Mahin & Cate. In December 1997, Keck,
                                                            Mahin & Cate filed a voluntary petition in bankruptcy
                                                            under Chapter 11 of the United States Bankruptcy Code.
                                                            Also a Director of U.S. Forest Industries, Inc.
Paul G. Shelton.................     49          1988       Senior Vice President and Chief Financial Officer of
                                                            the Company.
Audrey L. Weaver *..............     44          1997       Private investor.

*    Audrey L. Weaver and Paul C. Weaver are first cousins.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

                                     ITEM 2

                  PROPOSED RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has recommended the appointment of KPMG LLP as independent auditors for the Company to audit its consolidated financial statements for 1999 and to perform audit-related services. Such services include review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special-purpose reports covering such matters as employee benefit plans, management incentive compensation and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters.

     The Board is asking for your approval of the appointment of KPMG LLP. If the shareholders should not approve, the Audit Committee and the Board will reconsider the appointment.

     A representative of KPMG LLP will be at the Annual Meeting to answer questions or comment, where appropriate.

     Proxies will be voted for or against approval of this proposed ratification in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Approval requires the favorable vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy, assuming that a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS.

                          NAMED OFFICERS' COMPENSATION

Summary Compensation Table

     The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1998, 1997 and 1996, individual compensation for services to the Company and its subsidiaries of those persons who were at December 31, 1998:
(i) the Chief Executive Officer; and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Officers").

                                                                                  Long-Term           All Other
                                                                                Compensation        Compensation
Name & Principal Position                   Annual Compensation (1)(2)                                     ($) (4)
                                                                                   Awards
                                                                                 Securities
                                                                    Bonus        Underlying
                                         Year      Salary ($)      ($)(3)         Options (#)
John Hughes.........................     1998         450,000        257,792        25,000              19,386
     Chairman and                        1997         400,000        244,650        25,500              24,400
     Chief Executive Officer             1996         380,000              -        18,900               6,000
Lawrence E. Washow..................     1998         316,667        137,600        18,750              16,578
     President                           1997         229,256        114,449        12,750               8,740
     and Chief Operating Officer         1996         200,077              -        14,321               6,360
Paul G. Shelton.....................     1998         240,000         92,800        12,500              13,694
     Senior Vice President and           1997         215,000        102,354        12,750               8,600
     Chief Financial Officer of          1996         200,000              -         9,450               6,000
     the Company and President
     of Ameri-Co Carriers, Inc.
     and Nationwide Freight
     Service, Inc.
Frank B. Wright, Jr.................     1998         195,000        101,010        10,750              10,600
     Vice President of the               1997         175,000         70,000         9,563               3,500
     Company and President of            1996         121,221         80,000         8,850                   -
     American Colloid Company
Gary L. Castagna....................     1998         160,000        109,874        10,750               8,599
     Vice President of                   1997         142,645         54,976         6,375               5,706
     the Company and President           1996         123,046         43,400         8,250              22,730
     of Chemdal International
     Corporation

(1) Includes deferred compensation under the Company's Savings Plan and the Company's Deferred Compensation Plan.

(2) The incremental cost of non-cash compensation and other personal benefits during any year presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any individual named above.

(3) The figures in this column reflect bonuses from the Executive Incentive Compensation Plan and the Bonus Plan as described in the Board Compensation Committee Report on Executive Compensation. The 1996 bonus amount for Mr. Wright was a relocation allowance.

(4) The figures in this column include Company matching contributions under the Company's Savings Plan. During 1997, the Company approved a 401(k) restoration plan whereby the matching contributions for salary deferrals in excess of ERISA limits to the Company's Savings Plan were credited to the Company's Deferred Compensation Plan. The 1996 figures include $16,730 in connection with an overseas cost of living allowance for Mr. Castagna.

Option Grants in Last Fiscal Year

     Shown below is information on grants of incentive stock options during the fiscal year ended December 31, 1998 to the Named Officers, which are reflected in the Summary Compensation Table on Page 8.

                                             Individual Grants in 1998                       Grant Date
                                                                                               Value
          Name               Number of        % of Total        Exercise      Expiration       Grant
                            Securities          Options        Price (3)         Date           Date
                            Underlying        Granted To                                      Present
                              Options        Employees (2)                                   Value (4)
                            Granted (1)
John Hughes                   25,000             8.77%          $13.125       02/10/08        $130,922
Lawrence E. Washow            18,750             6.58            13.125       02/10/08          98,192
Paul G. Shelton               12,500             4.39            13.125       02/10/08          65,461
Frank Wright, Jr.             10,750             3.77            13.125       02/10/08          56,296
Gary L. Castagna              10,750             3.77            13.125       02/10/08          56,296

(1) These Incentive Stock Options ("ISOs") were issued pursuant to the Company's 1993 Stock Plan (the "1993 Plan") and may not be exercised until they vest. These ISOs vest 40% after two years, 60% after three years, 80% after four years and 100% after five years, provided that on death or retirement under specified conditions, these ISOs become fully vested. The exercise price may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price may not be less than 110% of such fair market value if the purchaser is a holder of more than 10% percent of the Company's outstanding voting securities.

(2)  Based on 285,065 options granted to all employees.

(3)  Fair market value on the date of grant.

(4) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price on the option of $13.125, equal to the fair market value of the underlying stock on the date of grant; an option term of 6 years; interest rate of 5.56% representing the interest rates on U.S. Treasury securities on the date of grant with maturity dates corresponding to the vesting of the options; volatility of 39.56% and dividends at the rate of $0.22 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant. There have been no reductions to reflect the probability of forfeiture due to termination prior to vesting, or to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     Shown below is information with respect to (i) options exercised by the Named Officers pursuant to the 1983 and 1993 Plans during fiscal 1998 and (ii) unexercised options granted in fiscal 1998 and prior years under the 1983 and 1993 Plans to the Named Officers and held by them at December 31, 1998.

                                                                       Number of
                                                                       Securities                Value of
                                                                       Underlying               Unexercised
                                                                      Unexercised              In-the-Money
                                                                       Options at               Options at
                                   Shares                               12/31/98                 12/31/98
                                Acquired on           Value           Exercisable/             Exercisable/
           Name                   Exercise          Realized         Unexercisable           Unexercisable (1)
John Hughes ..............        34,788             $351,779        172,367 /  79,271      $582,897 /     $18,086
Lawrence E. Washow........        17,000              152,524        116,544 /  40,678       413,775 /       7,576
Paul G. Shelton...........        10,750              112,273         89,831 /  38,393       392,345 /       7,753
Frank B. Wright, Jr.......             -                    -          3,540 /  25,623         2,625 /       3,938
Gary L. Castagna..........             -                    -         45,510 /  22,466        39,826 /       4,370

(1) Based on the closing sale price as quoted on The New York Stock Exchange on that date.

Pension Plans

   Remuneration                    Estimated Annual Retirement Benefits
                    15 Years    20 Years    25 Years   30 Years    35 Years    40 Years
      $150,000        $33,750     $45,000     $56,250    $67,500     $78,750     $84,375
       200,000         45,000      60,000      75,000     90,000     105,000     112,500
       250,000         56,250      75,000      93,750    112,500     131,250     140,625
       300,000         67,500      90,000     112,500    135,000     157,500     168,750
       350,000         78,750     105,000     131,250    157,500     183,750     196,875
       400,000         90,000     120,000     150,000    180,000     210,000     225,000
       450,000        101,250     135,000     168,750    202,500     236,250     253,125
       500,000        112,500     150,000     187,500    225,000     262,500     281,250
       550,000        123,750     165,000     206,250    247,500     288,750     309,375

     The above table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated under the Company's retirement plans, which cover substantially all of its domestic employees on a non-contributory basis. The estimated benefits as disclosed below assume (i) that the plans will be continued and (ii) that the employee will elect to receive his pension at normal retirement age. The table above and the estimates below do not reflect the reduction in an individual's final monthly compensation due to the social security monthly covered compensation. This reduction is based upon the retirement year for a particular individual.

           Name               Years of         Average            Pension
                              Service        Compensation         Benefit
John Hughes                      34             $477,161           $244,881
Lawrence E. Washow               20              260,473             80,240
Paul G. Shelton                  17              236,943             63,429
Frank B. Wright, Jr.              3              151,402                  -
Gary L. Castagna                  9              170,094             23,242

     The above table indicates the average earnings for the highest five consecutive calendar years and the number of years of credited service under the pension plans as of March 15, 1999, for each of the Named Officers. Covered compensation includes a participant's base salary, commissions, bonuses and salary reductions under the Company's Savings Plan and Deferred Compensation Plan. Mr. Wright has only been employed by the Company for three years, and does not have a vested pension benefit. The average compensation for Mr. Wright represents the average paid during his employ with the Company.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a supplemental plan that authorizes the payment out of general funds of the Company any benefits calculated under provisions of the Company's pension plan that may be above the limits under these sections. The accrued, unfunded liability of the supplemental plan at September 30, 1998, was $635,683.

Change In Control Arrangements

     Each of the Named Officers has an Agreement with the Company which provides that, upon a change in control of the Company, each of them is to be employed by the Company for a period of time after the change in control (three years in the case of Messrs. Hughes, Washow and Shelton and two years for Messrs. Wright and Castagna), unless there is just cause for his termination. A change in control is defined as a change in legal or beneficial ownership of 51% of the Company's Common Stock within a six-month period, or the sale of 90% or more of the Company's assets.

     If termination occurs within the specified period for other than just cause, through either actual termination or constructive termination, the Named Officer will receive compensation equal to his current annual salary plus an average of his incentive bonus payments for prior periods, less any compensation received from the date of the change in control. These payments may not exceed an amount equal to two times, in the case of Messrs. Wright and Castagna, and three times, in the case of Messrs. Hughes, Washow and Shelton, the respective Named Officer's average annual compensation during the prior five calendar years. Each Named Officer will also receive continued medical, health and disability benefits for one year after termination.

     The table below indicates the maximum amount that would have been paid had a change of control occurred and the Named Executives were terminated without cause prior to December 31, 1998.

           Name                   Date of Agreement                  Payment
John Hughes                      April 1, 1997                      $1,431,483
Lawrence E. Washow               February 16, 1998                     781,419
Paul G. Shelton                  April 1, 1997                         710,829
Frank B. Wright, Jr.             August 21, 1996                       302,804
Gary L. Castagna                 February 17, 1998                     340,188

     The Agreements do not require the Named Officers to seek other employment, but any payments or benefits will be reduced by up to 50% by any compensation earned from other employment. For a period of years (three years in the case of Messrs. Hughes, Washow and Shelton and two years in the case of Messrs. Wright and Castagna) from the date of termination of employment with or without cause, before or after a change in control, each of the Named Officers is prohibited from engaging in any business that competes with the Company and from soliciting any employee of the Company.

                INFORMATION ABOUT CONTINUING MEMBERS OF THE BOARD

                                    CLASS II
                             (Term expiring in 2000)

Name                                           Director
                                     Age        Since       Principal Occupation for Last Five Years
Robert E. Driscoll, III.........     60          1985       Retired Dean and Professor of Law, University of South
                                                            Dakota.
James A. McClung ...............     61          1997       Vice President and Executive Officer of FMC
                                                            Corporation, a diversified producer of chemicals,
                                                            machinery and other products for industry, government
                                                            and agriculture.
C. Eugene Ray...................     66          1981       Retired Executive Vice President - Finance of Signode
                                                            Industries, Inc., a manufacturer of industrial
                                                            strapping products.
Dale E. Stahl...................     51          1995       President and Chief Operating Officer of Gaylord
                                                            Container Corporation, a manufacturer and distributor
                                                            of brown paper and packaging products.

                                    CLASS III
                             (Term expiring in 2001)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years
Arthur Brown....................     58          1990       Chairman, President and Chief Executive Officer of
                                                            Hecla Mining Company.
John Hughes.....................     56          1984       Chairman of the Board and Chief Executive Officer of
                                                            the Company.
Jay D. Proops...................     57          1995       Private investor since 1995; prior thereto, former Vice
                                                            Chairman and co-founder of The Vigoro Corporation. Also
                                                            a Director of Great Lakes Chemical Corporation.
Lawrence E. Washow .............     46          1998       President of the Company since February, 1998; and
                                                            Chief Operating Officer of the Company since August
                                                            1997; prior thereto, Senior Vice President of the
                                                            Company and President of Chemdal International
                                                            Corporation.
Paul C. Weaver *................     36          1995       Managing partner of Consumer Aptitudes, Inc. since July
                                                            1997, a marketing research firm; prior thereto, various
                                                            sales and account management positions for AC Nielsen
                                                            Company, a provider of marketing information services.

*        Paul C. Weaver and Audrey L. Weaver are first cousins.

Board Committee Membership Roster and Meetings

           Name                    Audit            Compensation          Executive          Nominating
Arthur Brown                         X                    X
Robert E. Driscoll, III              X                    X
Raymond A. Foos                      X*                   X
John Hughes                                                                   X
James A. McClung                     X                                        X
Jay D. Proops                                            X*                   X                   X
C. Eugene Ray                        X                    X                  X*                  X*
Clarence O. Redman                                        X                   X
Paul G. Shelton                                                               X
Dale E. Stahl                                             X                   X                   X
Lawrence E. Washow                                                            X
Audrey L. Weaver                                          X
Paul C. Weaver                                                                X                   X
    Number of Meetings               4                    3                   3                   1
          in 1998

     *Chairperson

     The Board of Directors held seven meetings during the 1998 fiscal year. During the last year, all Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such Directors served, except for Mr. Brown who missed two board meetings. The mandatory retirement age for directors is 70.

     The Audit Committee, comprised of independent, non-employee directors, is responsible for reviewing the proposed audit program for each fiscal year, the results of the audits and the adequacy of the Company's systems of internal accounting control with the Company's financial management and its independent auditors. The Committee recommends to the Board of Directors the appointment of the independent auditors for each fiscal year.

     The Compensation Committee, comprised of non-employee directors, is responsible for annually reviewing the salaries and bonuses of all executive officers, and oversees the Company's compensation, incentive and employee benefit programs. This Committee is also responsible for the selection of those officers, directors and key employees who are eligible to receive stock options, determines the number of options to be awarded and the period during which options may be exercised under the Company's various option plans. Clarence O. Redman is a member of the Company's Compensation Committee and as such determined the compensation awarded to each of the Named Officers. Mr. Redman is of counsel to Lord, Bissell & Brook, the principal law firm engaged by the Company.

     The Nominating Committee is responsible for recommending to the Board of Directors, at the request of the Board of Directors, nominees who are deemed by the Committee to be qualified for Board of Directors' membership.

Director Compensation

Type of Compensation                           Cash            Stock Options
Annual Retainer                                 $14,700         2,000 shares
Board Meeting Attendance Fee                     $1,470
Annual Retainer for Committee Chairman           $1,969
Committee Meeting Attendance Fee                   $525

     Directors who are also full-time officers of the Company are not paid for their services as directors or for attendance at meetings.

     Pursuant to the 1998 Long-Term Incentive Plan, each of the non-executive directors was granted 2,000 options at $14.06 per share in 1998.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to supply high-quality performance products and innovative technologies for absorbent polymers, minerals and environmental markets worldwide. To accomplish this objective, the Company has developed comprehensive compensation strategies that emphasize maximizing shareholder value and growth in sales and earnings. The compensation program has been designed to reinforce and support the Company's business goals and to help the organization both attract and retain the highest quality executive talent.

     The Compensation Committee of the Board of Directors is comprised of eight non-employee directors whose objectives are to approve the design, assess the effectiveness and administer compensation programs in support of the compensation policies. The Compensation Committee also evaluates executive performance and reviews and approves all salary arrangements and other remuneration for the officer group.

Compensation Committee Philosophy

     The Compensation Committee is committed to implementing and administering a compensation program that supports and underscores the Company's mission and values. The policies underlying the Compensation Committee's compensation decisions are enumerated more fully below:

     Compensation opportunities should strengthen the Company's ability to attract, retain, and encourage the growth and development of the highest caliber executive talent upon whose efforts the success of the Company largely depends.

     A substantial portion of pay for senior executives should be comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives. In addition, the at-risk components of pay will have a significant equity-based element to ensure appropriate linkage between executive behavior and shareholder interests.

     The committee considers stock ownership by management to be an important means of linking management's interests with those of shareholders. Effective February 1999, AMCOL adopted stock ownership guidelines for its corporate and subsidiary officers. The amount of stock required to be owned increases with the level of responsibility of each executive, with the Chief Executive Officer expected to own stock with a value of at least equal to four times base salary. Shares that the executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for purposes of these guidelines. Executives are expected to reach their respective stock ownership goals over a three-year period.

     Each compensation component targets pay opportunities at the median of compensation paid to executives included in the Company's comparative compensation peer group. The Company's comparative compensation group is not the same as the companies that make up the peer group in the stock price performance graph included in this proxy statement. In order to provide an appropriate basis for compensation analysis, a group larger than the stock price graph's peer group was used; note, however, that a significant number of the peer group companies are included in the comparative compensation group.

Components of Compensation

     The Company's total compensation program consists of several components, each of which plays a role in supporting overall business goals and pay philosophy. In assessing the competitiveness of the Company's senior executive compensation programs, available salary data consisting of general manufacturing companies is used for comparison purposes. Pay decisions are based upon pay data for comparable positions. The total compensation program consists of base salary, annual incentives and long-term incentives.

Base Pay

     Base salaries are set at median levels (50th percentile) relative to competitive market levels for comparable positions based upon available survey data from general manufacturing and durable and nondurable goods manufacturing industries. The Compensation Committee annually reviews each executive's base salary and makes adjustments based upon levels of responsibility, breadth of knowledge, internal equity issues, as well as market pay practices. Salary adjustments are based primarily upon individual performance, which is evaluated based on individual contributions to the Company.

     As reflected in the Summary Compensation Table on Page 8, the Chief Executive Officer's base salary was increased in 1998 by $50,000 (12.5%). In arriving at Mr. Hughes' base salary, the Compensation Committee considered his individual performance and his long-term contributions to the financial success of the Company. The Committee also compared Mr. Hughes' base salary with the base salaries of chief executive officers from appropriate salary surveys.

Annual Incentives

     The Executive Incentive Compensation Plan ("Incentive Plan") underscores the Company's pay-for-performance philosophy by rewarding executives for meaningful contributions toward predetermined financial performance goals. The annual incentive opportunity for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is based upon performance of the Company, as a whole, compared to targets for return on capital and earnings per share. These executives do not receive bonuses until the Company achieves a designated level of return on capital and earnings per share. In the case of the other executives, their bonus is determined pursuant to formulas tailored for each business segment with an emphasis on the return on capital and earnings of the particular business segment to which the executive devotes the majority of his time.

     In keeping with the Company's pay-for-performance philosophy, incentive payouts vary based upon levels of profitability. The Chief Executive Officer was paid a bonus of $257,792 for the 1998 financial performance of the Company.

Long-Term Incentives

     Long-term incentives are provided annually in the form of incentive stock options (ISOs). Options under the Company's 1993 Stock Plan are granted by the Compensation Committee. ISOs are granted at a price not less than the fair market value of the Common Stock on the date of grant. Hence, the options will only have value when and if the stock price appreciates above the grant date price. ISOs are the only long-term incentive compensation vehicle currently used by the Company.

     The option program serves to focus executives on long-term shareholder value creation and foster an ownership mentality among the executive management team. In keeping with the Company's commitment to provide a total compensation package that focuses on at-risk pay components, long-term incentives will continue to comprise a large portion of the value of an executive's total compensation package. Currently, approximately 15 to 20 percent of the value of total compensation is comprised of equity incentives.

     When determining award sizes, the Compensation Committee considers the executive's responsibility level, prior experience, historical award data and ability to positively impact long-term shareholder value. The Compensation Committee also strives to deliver market competitive long-term incentive award opportunities to executives based on the dollar value of the award delivered.

     In 1998, the Chief Executive Officer received options to purchase 25,000 shares with an exercise price of $13.125, as provided in the Option Grant Table on Page 9. The Compensation Committee believes the equity incentive program provides a strong link between management behavior and shareholder interests.

Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million unless certain requirements are met. The Compensation Committee has determined that Section 162(m) is not applicable due to the fact that current executive compensation levels are below the threshold at which Section 162(m) becomes applicable. Therefore, no modifications to executive compensation programs are warranted at this time.

                  Compensation Committee
                  Jay D. Proops, Chairman
                  Arthur Brown
                  Robert E. Driscoll, III
                  Raymond A. Foos
                  C. Eugene Ray
                  Clarence O. Redman
                  Dale E. Stahl
                  Audrey L. Weaver

                             STOCK PERFORMANCE GRAPH

     The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company (which trades on The New York Stock Exchange); (ii) S&P SmallCap 600 Index; (iii) a custom peer group of publicly traded companies (the "Peer Group"); and a custom peer group of publicly traded companies that were used in previous proxy performance graphs ("Former Peers").

     In identifying the Former Peers, the Company reviewed a list of public companies designated under the Standard Industrial Classification Code (the "SIC Code") for "Plastics, Materials and Resins" and "Mining, Quarry, and Nonmetal Materials". Upon a review of these companies, it was determined that many of the selected companies no longer matched the Company's current operations. Using the assistance of consultants, the Company selected the Peer Group that consists of companies whose businesses, sales sizes, market capitalization and stock trading volumes were similar to that of the Company.

     All returns were calculated assuming dividend reinvestment on a quarterly basis. The returns of each company in the Peer Group and Former Peers have been weighted according to market capitalization.

     The Peer Group consists of the following companies: Calgon Carbon Corporation, ChemFirst, Inc., Lawter International, Inc., Lilly Industries, Inc., McWhorter Technologies, Inc., Mississippi Chemical Corporation, Oil-Dri Corporation of America and Zemex Corporation.

     The Former Peers consist of the following companies: The Dexter Corporation, Electrochemical Industries, Hercules Incorporated, Nalco Chemical Company, Oil-Dri Corporation of America1, Penn Virginia Corporation, Rohm and Haas Co., A. Schulman Inc., Vulcan Materials Company and Zemex Corporation.
____________________

(1) Oil-Dri Corporation of America is not designated under the SIC Codes referenced above but is comparable to the Company and, therefore, is included in the Peer Group.

                Comparison of Five-Year Cumulative Total Return*
 AMCOL International Corporation, S&P SmallCap 600, Peer Group and Former Peers

[GRAPHIC OMITTED]

                         Dec-94    Dec-95    Dec-96    Dec-97    Dec-98
AMCOL INTERNATIONAL       62.8      64.5      72.7     111.6      70.8
S&P SmallCap              95.3     123.8     150.1     188.5     186.0
Peer Group                89.5      99.9     114.3     113.0      95.8
Former Peers             100.2     119.7     126.0     157.8     139.5

Assumes $100 invested on December 31, 1993, in AMCOL International Corporation Common Stock, S&P SmallCap 600, Peer Group and Former Peers.

* Total return assumes reinvestment of dividends on a quarterly basis.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement that Audrey L. Weaver, a director, filed a late report covering a transaction involving a total of 3,000 shares, Clarence O. Redman, a director, filed a late report involving 5,000 shares and Ryan F. McKendrick, an executive officer, filed a late initial beneficial ownership report following his election to an executive officer. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.


                                       By Order of the Board of Directors,



                                       Clarence O. Redman
                                       Secretary


Arlington Heights, Illinois

March 29, 1999